                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of December 3, 2002, by and among: GILEAD SCIENCES, INC., a Delaware corporation ("Parent"); SIMBOLO ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"); and TRIANGLE PHARMACEUTICALS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Annex I.

                                    RECITALS

         A. The boards of directors of Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

         B. In furtherance of the acquisition of the Company by Parent, it is proposed: (i) that Acquisition Sub make a cash tender offer for any and all of the outstanding shares of Company Common Stock at a price of $6.00 per share (such dollar amount, or any greater dollar amount per share paid pursuant to the Offer, subject to adjustment pursuant to Section 1.1(e), being referred to in this Agreement as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time, being referred to in this Agreement as the "Offer"); and (ii) that, after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the "Merger").

         C. The board of directors of the Company has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company's stockholders; and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares pursuant to the Offer and (if required by applicable law) adopt this Agreement.

         D. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing Stockholder Agreements in favor of Parent and Acquisition Sub (the "Stockholder Agreements").

         E. In order to induce the Company to enter into this Agreement, Parent is agreeing to loan to the Company the sum of $50,000,000 and, in connection therewith, the Company and Parent will execute and deliver a Convertible Promissory Note in the form attached as Exhibit A (the "Promissory Note") and an Investor Rights Agreement in the form attached as Exhibit B (the "Investor Rights Agreement," and, together with the Promissory Note, the "Financing Documents").



                                       1.
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                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

         SECTION 1. THE OFFER

         1.1 CONDUCT OF THE OFFER.

         (a) Provided that each of the conditions set forth in clauses "(b)," "(c)," "(e)" and "(f)" of Annex II are satisfied as of the commencement of the Offer, Parent shall cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement, and in any event (provided that the Company has fulfilled its obligation to provide information to Parent and Acquisition Sub on a timely basis as contemplated by Section 1.1(d)) Parent shall use reasonable efforts to cause Acquisition Sub to commence the Offer within ten business days after the date of this Agreement.

         (b) The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock validly tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or any wholly-owned Subsidiary of Parent immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, represents more than fifty (50) percent of the Adjusted Outstanding Share Number (the "Minimum Condition") and
(ii) the other conditions set forth in Annex II. (The Minimum Condition and the other conditions set forth in Annex II are referred to collectively in this Agreement as the "Offer Conditions.") Acquisition Sub expressly reserves the right, in its sole discretion, to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer; PROVIDED, HOWEVER, that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that
(A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as provided in Section 1.1(c), extends the expiration date of the Offer beyond the initial expiration date of the Offer or
(E) amends any other term of the Offer in a manner adverse to the holders of Company Common Stock. Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Acquisition Sub to, and Acquisition Sub shall, accept for payment all shares of Company Common Stock validly tendered pursuant to the Offer (and not withdrawn) as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements, and Parent shall cause Acquisition Sub to pay for such shares promptly thereafter, and in any event in compliance with Rule 14e-1(c) under the Exchange Act. Parent shall provide, or cause to be provided to Acquisition Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Acquisition Sub accepts or is obligated to accept for payment pursuant to the Offer.

         (c) The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under


                                       2.
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Section 8.1: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for such period of time as Acquisition Sub reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Acquisition Sub shall, if the Company so requests in writing prior to the then-scheduled expiration date of the Offer, extend the Offer from time to time for such period of time (but in each case not more than 15 business days) as the Company reasonably requests;
(iii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period of time required by any rule or regulation of the SEC applicable to the Offer;
(iv) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of Company Common Stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of shares of Company Common Stock owned by Parent or any wholly-owned Subsidiary of Parent is less than 90% of the number of shares of Company Common Stock outstanding, then Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the offer for an additional period of not more than ten business days; and (v) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act and in compliance with all other provisions of applicable securities laws.

         (d) On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer (the "Offer to Purchase") and the forms of related letter of transmittal and summary advertisement and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock in accordance with all applicable Legal Requirements. (Said Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto are referred to collectively in this Agreement as the "Offer Documents.") Parent and Acquisition Sub shall use reasonable efforts to cause the Offer Documents to comply in all material respects with the Exchange Act and the rules and regulations thereunder. Each of Parent, Acquisition Sub and the Company shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Acquisition Sub shall provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.



                                       3.
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         (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share shall be appropriately adjusted.

         1.2 COMPANY ACTIONS.

         (a) The Company hereby consents to the Offer and represents that its board of directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the "DGCL"), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement (the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement being referred to as the "Company Board Recommendation"), and (v) to the extent necessary, adopted a resolution for the purpose of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger, any of the Stockholder Agreements, any of the Financing Documents or any of the other transactions contemplated by this Agreement, any of the Stockholder Agreements or any of the Financing Documents. Subject to Section 1.2(b): (A) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents in a form and manner reasonably determined by the Company to be acceptable; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted.

         (b) Notwithstanding anything to the contrary contained in Section 1.2(a), at any time prior to the Acceptance Date, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub if: (i) an unsolicited, bona fide written offer by a third party unaffiliated with the Company to acquire or otherwise enter into a transaction which would result in such third party becoming the holder of at least a majority of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days' prior notice of any meeting of the Company's board of directors or any committee thereof at which such board of directors or such committee will determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (after taking into account the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify such


                                       4.
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Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would be inconsistent with the fiduciary obligations of the Company's board of directors to the Company's stockholders under applicable Legal Requirements; and
(v) such Superior Offer shall not have resulted directly or indirectly from any breach of Section 5.3 or from any action taken by the Company or any of its Representatives with the intent of circumventing any of the provisions set forth in Section 5.3.

         (c) On the date of commencement of the Offer, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject only to Section 1.2(b), shall reflect the Company Board Recommendation. Each of Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent and Acquisition Sub that is required or reasonably requested by the Company in connection with any action contemplated by this Section 1.2(c). The Company shall use reasonable efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

         (d) The Company shall, or shall cause its transfer agent to, (i) promptly furnish Parent with an accurate and complete list of its stockholders as of the most recent practicable date, mailing labels and an accurate and complete copy of the most recent available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, and (ii) provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the holders of shares of Company Common Stock. Except as required by applicable Legal Requirements or legal process, and except as necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence the information contained in any such listings and files to the extent required by the Confidentiality Agreement, dated as of November 1, 2002, between Parent and the Company (the "Confidentiality Agreement") and shall use and return such information in the manner set forth in the Confidentiality Agreement.



                                       5.
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         1.3 DIRECTORS.

         (a) Effective as of the Acceptance Date, Parent shall be entitled to designate to serve on the Company's board of directors (the "Post-Acceptance Board") the number of directors, rounded up to the next whole number, equal to the product of: (i) the total number of directors on the Company's board of directors (giving effect to the election of any additional directors pursuant to this Section); and (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer) and having a denominator equal to the total number of shares of Company Common Stock then outstanding. At Parent's request on or after the Acceptance Date, the Company shall use its reasonable best efforts to take all actions (including, to the extent necessary, obtaining resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Parent's designees to be elected or appointed to the Company's board of directors. In connection with the designation by Parent of individuals to serve on the Company's board of directors, the Company shall (to the extent requested by Parent) use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company's board of directors and (B) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company's board of directors. Notwithstanding the provisions of this Section 1.3, the Company shall use its reasonable best efforts to ensure that, at all times prior to the Effective Time (as defined in Section 2.3), at least two of the members of the Company's board of directors are individuals who were directors of the Company on the date of this Agreement (the "Continuing Directors"); PROVIDED, HOWEVER, that (1) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company's board of directors shall cause an individual selected by the remaining Continuing Director to be designated to serve on the Company's board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (2) if at any time prior to the Effective Time no Continuing Directors then remain, then the Company's board of directors shall designate two individuals to serve on the Company's board of directors who are not officers, employees or affiliates of the Company, Parent or Acquisition Sub (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

         (b) The Company's obligation to appoint Parent's designees to the Company's board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.3, so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.



                                       6.
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         (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any Adverse Action (as defined below). For purposes of this Section 1.3(c), "Adverse Action" shall mean any of the following actions of the Company, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger, the Financing Documents or the certificate of incorporation or bylaws of the Company; (ii) any termination or rescission of this Agreement, the Merger or the Financing Documents by the Company; (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company's rights under this Agreement or the Financing Documents; or (iv) any other consent or action by the Company's board of directors with respect to this Agreement, the Merger or the Financing Documents. The approval by a majority of the Continuing Directors of any Adverse Action shall constitute the valid authorization of the Company's board of directors with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

         1.4 TOP-UP OPTION.

         (a) The Company hereby grants to Parent and Acquisition Sub an irrevocable option (the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, a number of shares of Company Common Stock (the "Top-Up Option Shares") that, when added to the number of shares of Company Common Stock owned by Parent or any wholly-owned Subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole but not in part, at any time on or after the Acceptance Date and on or prior to the tenth business day after the later of (i) the Acceptance Date or (ii) the expiration of any subsequent offering period; PROVIDED, HOWEVER, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Legal Requirements, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

         (b) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent shall so notify the Company and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent or any wholly-owned Subsidiary of Parent immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Acquisition Sub, as the case may be, shall pay the Company the aggregate price required to be


                                       7.

paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Acquisition Sub a certificate representing the Top-Up Option Shares.

         SECTION 2. MERGER TRANSACTION

         2.1 MERGER OF ACQUISITION SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         2.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

         2.3 CLOSING; EFFECTIVE TIME. The consummation of the Merger (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

         2.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

         (a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Annex III.

         (b) Unless otherwise determined by Parent prior to the Effective Time:

                  (i) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

                  (ii) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

         2.5 CONVERSION OF SHARES.

         (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

                  (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's


                                       8.

         treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (ii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive a cash amount equal to the Offer Price, without interest (the "Merger Consideration"); and

                  (iv) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into the number of shares of common stock of the Surviving Corporation determined by dividing (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (ii) 100.

         (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change.

         (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then, to the extent the Company has the legal or contractual right to do so, the Company shall use reasonable efforts to ensure that: (i) the consideration payable in the Merger with respect thereto will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition; and (ii) from and after the Effective Time, Parent is entitled to exercise any such repurchase option or any similar right as the Company's assignee.

         2.6 SURRENDER OF CERTIFICATES; STOCK TRANSFER BOOKS.

         (a) At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Paying Agent (as defined in Section 2.6(b)) or to the Surviving


                                       9.

Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

         (b) Prior to the Effective Time, Parent shall designate a reputable bank or trust company, which bank or trust company shall be reasonably acceptable to the Company, to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Parent shall (or shall cause Acquisition Sub to), at or prior to the Effective Time, deposit with the Paying Agent the cash consideration referred to in Section 2.5(a)(iii). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation; PROVIDED, HOWEVER, that Parent shall promptly replace any monies lost through any investment made pursuant to this Section 2.6(b) and Parent shall in any event be liable for the payment of the cash consideration referred to in Section 2.5(a)(iii), notwithstanding any such losses.

         (c) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to the record holders of Company Common Stock entitled to receive Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the cash consideration referred to in Section 2.5(a)(iii). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the Company Stock Certificate that previously represented such share is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(c), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct, but not more than market value plus a reasonable sum to cover applicable costs incurred by Parent or the Surviving Corporation) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate, and upon compliance with any such condition precedent, if any, Parent shall cause the Paying Agent to pay the Merger Consideration in respect of any share previously represented by such Company Stock Certificate in accordance with this Section 2.6.



                                      10.

         (d) At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the holders of Company Stock Certificates, and any holder of a Company Stock Certificate that has not theretofore surrendered its Company Stock Certificate in accordance with this Section 2.6 shall thereafter look only to Parent as a general creditor of Parent for satisfaction of such holder's claim for any Merger Consideration that may be payable upon due surrender of the Company Stock Certificate held by such holder.

         (e) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement, whereupon Parent will pay or cause payment of such amounts to the appropriate Governmental Bodies as and when due. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

         (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Except as otherwise provided in this Agreement, the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the cash consideration referred to in Section 2.5(a)(iii) for shares of Company Common Stock.

         2.7 SHARES SUBJECT TO APPRAISAL RIGHTS.

         (a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who has preserved appraisal rights under Section 262 of the DGCL with respect to such share shall not be converted into or represent the right to receive the Merger Consideration, and the holder of such share shall be entitled only to such rights with respect to such share as may be granted to such holder pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder's appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the Merger Consideration.



                                      11.

         (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         2.8 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to Section 9.6(a), except as set forth in the applicable part of the Company Disclosure Schedule or (subject to Section 9.12(e)) as expressly set forth in the factual disclosures contained in the Company SEC Documents (as defined in Section 3.4) filed with the SEC from January 1, 2002 through the date of this Agreement or in any exhibit thereto (including exhibits incorporated by reference therein), the Company represents and warrants to Parent and Acquisition Sub as follows:

         3.1 SUBSIDIARIES; DUE ORGANIZATION; ETC.

         (a) The Company has no Subsidiaries, except for Avid Corporation, a Pennsylvania corporation ("Avid"), and Triangle Pharma, Limited, a company organized under the laws of England and Wales ("Triangle Pharma"); and neither the Company nor either of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than capital stock of Avid and Triangle Pharma and the capital stock and equity interests held by the Company for passive investment in connection with the management of working capital as reflected in the notes to the Unaudited Interim Balance Sheet. (The Company and its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time since January 1, 2000, been a general partner of any general partnership or limited partnership.

         (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.



                                      12.

         (c) Each of the Acquired Corporations is qualified or registered to do business as a foreign corporation, and is in good standing (to the extent such concept is recognized), under the laws of all jurisdictions where the nature of its business requires such qualification or registration and where the potential consequences of failing to be so qualified or registered are materially adverse to such Acquired Corporation.

         3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

         3.3 CAPITALIZATION, ETC.

         (a) The authorized capital stock of the Company consists of: (i) 175,000,000 shares of Company Common Stock, of which 76,904,133 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share, (A) 170,000 shares of which have been designated "Series A Preferred Stock," none of which are outstanding as of the date of this Agreement, (B) 230,000 shares of which have been designated "Series B Preferred Stock," none of which are outstanding as of the date of this Agreement and (C) 1,200,000 of which have been designated "Series B Junior Participating Preferred Stock," none of which are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by either of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. There is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

         (b) As of the date of this Agreement: (i) all of the shares of the Company's Series B Junior Participating Preferred Stock are reserved for future issuance upon exercise of the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 1, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended by that certain Amendment to Rights Agreement, dated as of June 2, 1999, that certain Amendment to Rights Agreement, dated as of August 24, 2001, and that certain Amendment to Rights Agreement, dated as of July 30, 2002, the "Company Rights Agreement");
(ii) 10,953,922 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's Amended and Restated 1996 Stock Incentive Plan (the "Company Option Plan"); (iii) 58,040 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1996 Employee Stock Purchase Plan (the "ESPP"); (iv) 2,300,000 shares of Company Common Stock are reserved for future issuance pursuant to the CEO Incentive Plan; and (v) 300,000 shares of


                                      13.

Company Common Stock are reserved for future issuance to Ramius Securities, LLC pursuant to a Common Stock Underwriting Agreement, dated as of November 1, 2000, between Ramius Securities, LLC and the Company. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "Company Options.") Part 3.3(b) of the Company Disclosure Schedule sets forth the following information, accurate in all material respects, with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted;
(ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (and the terms of any right to accelerate the vesting of such Company Option), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans governing any stock options granted by any Acquired Corporation that are outstanding as of the date of this Agreement, and the forms of all stock option agreements evidencing such options.

         (c) Except as provided in the Financing Documents and except as set forth in Section 3.3(b) above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan or Contract commonly referred to as a "poison pill") under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

         (d) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

         3.4 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has made available to Parent accurate and complete copies of each registration statement, proxy statement and other statement, report, schedule, form and other document filed by the Company with the SEC since January 1, 2000, and all amendments thereto (the "Company SEC Documents"). Neither of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if


                                      14.

amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document filed prior to the date of this Agreement, none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder with respect to the Company's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) Except to the extent stated therein, the financial statements (including any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount).

         3.5 ABSENCE OF CHANGES. From September 30, 2002 through the date of this Agreement, and except for the transactions contemplated by this Agreement or the Financing Documents that are to occur contemporaneously with the execution hereof:

                  (a) there was no event, and no circumstance arose, that individually or in combination with any other events or circumstances, has had a material adverse effect on the Acquired Corporations taken as a whole;

                  (b) none of the Acquired Corporations (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                                      15.

                  (c) none of the Acquired Corporations sold, issued or granted, or authorized the sale, issuance or grant of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, call, warrant or right to acquire any capital stock or other security (except for Company Options), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (d) the Company did not (i) amend or waive any of its rights under, or permit the acceleration of vesting under, (A) any provision of the Company Option Plan, (B) any provision of any Contract evidencing any outstanding Company Option, or (C) any restricted stock purchase agreement or (ii) otherwise modify any of the terms of any outstanding option or other security or any related Contract;

                  (e) there was no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations effected or was a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

                  (f) none of the Acquired Corporations made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations from September 30, 2002 through the date of this Agreement, exceeds $250,000 in the aggregate;

                  (g) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations (i) entered into or become bound by, or permitted any of the assets owned or used by it to become bound by, any Material Contract (as defined in Section 3.10), or (ii) amended or terminated, or waived or exercised any material right or remedy under, any Material Contract;

                  (h) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any material right, except (in each case) for rights or other assets acquired, leased, licensed or disposed of or otherwise licensed on a non-exclusive basis only for research or to enable third parties to provide services to the Acquired Corporations;

                  (i) none of the Acquired Corporations wrote off as uncollectible, or established any extraordinary reserve with respect to, any indebtedness in excess of $100,000 in the aggregate;

                  (j) none of the Acquired Corporations made any pledge of any of its assets or otherwise permitted any of its material assets to become subject to any Encumbrance;



                                      16.

                  (k) none of the Acquired Corporations (i) lent money to any Person (which shall not be deemed to include the prepayment of business expenses in the ordinary course of business and consistent with past practices), or (ii) incurred or guaranteed any indebtedness for borrowed money;

                  (i) none of the Acquired Corporations (i) adopted, established or entered into any Company Employee Plan, (ii) caused or permitted any Company Employee Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except as disclosed elsewhere in the Company Disclosure Schedule or in the ordinary course of business and consistent with past practices;

                  (m) none of the Acquired Corporations changed any of its methods of accounting or accounting practices in any material respect, except as required by generally accepted accounting principles;

                  (n) none of the Acquired Corporations made any material Tax election;

                  (o) none of the Acquired Corporations commenced or settled any material Legal Proceeding; and

                  (p) none of the Acquired Corporations agreed or committed to take any of the actions referred to in clauses "(b)" through "(o)" above.

         3.6 TITLE TO ASSETS. As of the date of this Agreement, the Acquired Corporations own, and have good and valid title to the rights and other assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet, and except for any Intellectual Property Rights or Intellectual Property which is covered under Section 3.9), subject only to deficiencies of title which do not in the aggregate have a material adverse effect on the Acquired Corporations taken as a whole. As of the date of this Agreement, all of said rights and other assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any Encumbrance for current Taxes not yet due and payable and (2) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations taken as a whole.

         3.7 REAL PROPERTY. None of the Acquired Corporations owns any real property or any interest in real property.

         3.8 INVENTORIES.

         (a) Part 3.8(a) of the Company Disclosure Schedule provides, as of the date of this Agreement: (i) in Part 3.8(a)(i) of the Company Disclosure Schedule, an accurate and complete summary (by quantity and expiration/retest date) of each Acquired Corporation's


                                      17.

existing inventories of Bulk Emtricitabine (except for discrepancies that are reasonably acceptable according to customary pharmaceutical industry practices), manufactured by Abbott under the Abbott Agreement and (ii) in Part 3.8(a)(ii) of the Company Disclosure Schedule, an accurate and complete summary (by quantity and delivery date for each such order) of each Acquired Corporation's outstanding firm orders placed with, and accepted by, Abbott for Bulk Emtricitabine, to be manufactured by Abbott under the Abbott Agreement. To the Knowledge of the Company, the inventories referred to above in this subsection were manufactured by Abbott in accordance in all material respects with the requirements of and warranties specified in the Abbott Agreement therefor. No Acquired Corporation has any outstanding firm order placed with, and accepted by, Abbott for Finished Emtricitabine.

         (b) Part 3.8(b) of the Company Disclosure Schedule sets forth an accurate and complete breakdown of the pricing applicable to the Company's firm orders for the purchase of Bulk Emtricitabine and Finished Emtricitabine from Abbott as of the date of this Agreement.

         (c) For each Company Pharmaceutical Product, the total of the Acquired Corporations' inventories, in bulk active pharmaceutical and finished product form, plus the quantities thereof represented by the Acquired Corporations' firm orders therefor, are reasonably sufficient for the conduct of all clinical trials being conducted by or on behalf of any of the Acquired Corporations thereon for the next four (4) months.

         3.9 INTELLECTUAL PROPERTY.

         (a) Part 3.9(a) of the Company Disclosure Schedule accurately identifies in all material respects, with respect to each Company Pharmaceutical Product, all material Acquired Corporation Patent Rights necessary or, to the Knowledge of the Company, currently intended for use, in the manufacture, use, import, offer for sale, sale or other development or commercialization of such Company Pharmaceutical Product, that is owned by or licensed to the Acquired Corporations (all such material Acquired Corporation Patent Rights required to be identified in Part 3.9(a) of the Company Disclosure Schedule being referred to as "Product IP"), and, for each item of Product IP, (i) whether it is Registered IP, and if it is Registered IP the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (ii) the identity of any other Person that has an ownership interest in such item of Product IP and the nature of such ownership interest;
(iii) the identity of any license agreement under which the Company has obtained rights in such item of Product IP; and (iv) any Contract pursuant to which any of the Acquired Corporations has granted or made any license, material right (including any right to receive any royalty payment, milestone payment, success payment or maintenance fee or similar fee) or material Encumbrance to, under or in connection with such item of Product IP to or in favor of any other Person, other than non-exclusive licenses only for research or manufacturing on behalf of the Acquired Corporations. The Company has provided Parent with an accurate and complete copy of the License Agreement, dated as of April 17, 1996, between the Company and Emory University relating to Emtricitabine.

         (b) The Acquired Corporations have sufficient right, title and interest in and to the Product IP:



                                      18.

                  (i) to conduct the business of the Acquired Corporations in substantially the same manner as currently conducted, including its proposed plans to make, have made, import, offer for sale, sell and otherwise develop and commercialize each Company Pharmaceutical Product worldwide, to the Knowledge of the Company (A) with no payment obligation to any Person or with respect to any Product IP other than as set forth in any license agreement listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule and (B) without materially infringing (directly, contributorily, by inducement or otherwise), materially misappropriating or otherwise materially violating any material Intellectual Property Right of any other Person, except as otherwise described in Part 3.9(b)(i) of the Company Disclosure Schedule;

                  (ii) to the Knowledge of the Company, to exclude all other Persons from making, having made, importing, offering for sale, selling and otherwise developing and commercializing each Company Pharmaceutical Product in the countries listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule to the extent allowable by that country and except as otherwise described in Part 3.9(b)(ii) of the Company Disclosure Schedule; and

                  (iii) to the Knowledge of the Company, to make, have made, import, offer for sale, sell and otherwise develop and commercialize a Combination Product of Emtricitabine in combination with adefovir dipivoxil or any other compound yielding adefovir in vivo, or with tenofovir disoproxil fumarate or any other compound yielding tenofovir in vivo ("Emtricitabine Combination") without materially misappropriating or otherwise materially violating any material Intellectual Property Right of any other Person.

         (c) To the Knowledge of the Company, except as described in Part 3.9(c) of the Company Disclosure Schedule, none of SmithKline-Beecham Corporation, a Pennsylvania corporation (d/b/a GlaxoSmithKline), Glaxo Group Limited, a corporation organized under the laws of England and Wales, GlaxoSmithKline, Inc., a Canadian corporation, Shire Pharmaceuticals Group plc, a corporation organized under the laws of England and Wales, Shire-Biochem, Inc., a Canadian corporation, and Emory University, a Georgia non-profit corporation, has the right or ability, under any Contract to which an Acquired Corporation or Emory University is a party, or under any Intellectual Property Right claiming any composition of matter, method of use or method of manufacture of Emtricitabine, whether as a sole active pharmaceutical ingredient or as an Emtricitabine Combination, to exclude, enjoin or prevent any of the Acquired Corporations from, or to sue or require payment from any of the Acquired Corporations with respect to, manufacturing, having manufactured, using, importing, offering for sale, selling or otherwise developing or commercializing, in each case worldwide, any Emtricitabine Combination.

         (d) To the Knowledge of the Company: (i) each material granted claim that covers a Company Pharmaceutical Product or its method of pharmaceutical use or manufacture in an Acquired Corporation Patent Right is valid, subsisting and enforceable, and (ii) there is no basis for a claim that any such material granted claim in any Acquired Corporation Patent Right is invalid or unenforceable in any material respect.



                                      19.

         (e) Neither (i) the execution, delivery or performance of this Agreement or the Financing Documents, nor (ii) the acquisition of or payment for any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Financing Documents will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (A) a loss of, or material Encumbrance on, any Product IP; (B) a material breach of any Contract listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule; (C) the release, disclosure or delivery of any Product IP by or to any escrow agent or other Person; or (D) the grant, assignment or transfer to any other Person of any material license or other material right or material interest under, to or in any of the Product IP. Part 3.9(e) of the Company Disclosure Schedule identifies any Consent that any of the Acquired Corporations was, is or will be required to obtain from any Person under any Acquired Corporation Contract relating to Emtricitabine listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule in connection with (i) the execution, delivery or performance of this Agreement, or
(ii) the acquisition of or payment for any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         (f) To the Knowledge of the Company, no Person has materially infringed, materially misappropriated, or otherwise materially violated, and no Person is currently materially infringing, materially misappropriating or otherwise materially violating, any Product IP. Part 3.9(f) of the Company Disclosure Schedule accurately identifies in all material respects (and, to the extent in the possession of any of the Acquired Corporations, the Company has provided to Parent a complete and accurate copy of) each written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any other party to a Contract listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule, or any Representative of any of the Acquired Corporations or such other party to such a Contract, regarding any actual, alleged or suspected material infringement or material misappropriation of any Product IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

         (g) To the Knowledge of the Company with respect to Company Pharmaceutical Products: (i) none of the Acquired Corporations has ever materially infringed (directly, contributorily, by inducement or otherwise), materially misappropriated or otherwise materially violated any Intellectual Property Right of any other Person, and (ii) none of the parties to any of the license agreements listed or required to be listed in Part 3.9(a) of the Company Disclosure Schedule has, with respect to the Product IP, materially infringed (directly, contributorily, by inducement or otherwise), materially misappropriated or otherwise materially violated any Intellectual Property Right of any other Person.

         (h) Except as indicated in Part 3.9(h) of the Company Disclosure Document, no material adversarial Legal Proceeding involving any material Intellectual Property or material Intellectual Property Right owned by or licensed to any of the Acquired Corporations is pending or, to the Knowledge of the Company, has been threatened, except for any adversarial Legal Proceeding that would not be reasonably likely to materially and adversely affect: (A) the use or exploitation of such material Intellectual Property or material Intellectual Property Right


                                      20.

by any of the Acquired Corporations; or (B) the manufacturing, use, distribution or sale of any Company Pharmaceutical Product.

         (i) Except as disclosed in Part 3.9(i) of the Company Disclosure Schedule, as of the date of this Agreement:

                  (i) there are no material claims or Legal Proceedings that have been brought by or on behalf of an Acquired Corporation, asserting that:

                           (1) any Person bound by an Acquired Corporation
                  Contract affecting or relating to the protection or disclosure of Acquired Corporation Trade Secrets has breached such Contract, or

                           (2) any Person has acquired, disclosed or misused any
                  Acquired Corporation Trade Secret in violation of any such Contract, or

                           (3) any Person has acquired, disclosed or misused any
                  Acquired Corporation Trade Secret in violation of any Legal Requirement,

         if in any such case such breach, acquisition, disclosure or misuse would be reasonably likely to result in a material adverse effect on the development, manufacturing, use, distribution or sale of any Company Pharmaceutical Product; and

                  (ii) there are no material claims or Legal Proceedings that have been made or brought, or, to the Knowledge of the Company, have been overtly threatened against an Acquired Corporation, or to the Knowledge of the Company, have been made or brought against an employee of an Acquired Corporation, asserting that any such Person has breached any such Contract, or otherwise improperly disclosed, acquired or misused a trade secret, that, if adversely determined, would materially adversely affect the development, manufacturing, use, distribution or sale of any Company Pharmaceutical Product.

         3.10 CONTRACTS.

         (a) Part 3.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract in effect as of the date of this Agreement to which any Acquired Corporation is a party that constitutes a "Material Contract." (For purposes of this Agreement, "Material Contract" means:

                  (i) any Contract (A) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director in excess of $100,000, or (B) providing for base salary by any Acquired Corporation to any current employee in excess of $100,000 on an annualized basis (unless the entire amount remaining to be paid thereunder is less than $25,000);



                                      21.

                  (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Product IP by any Acquired Corporation on an exclusive or co-exclusive (with the Company) basis, including by field or territory;

                  (iii) any Contract (A) creating or relating to any partnership or collaboration, or any joint development, joint marketing, distribution or similar arrangement, other than research and development collaborations conducted in the ordinary course of business consistent with practices, or (B) in which any Acquired Corporation grants any Person the right to market any product containing Emtricitabine;

                  (iv) any Contract providing for the manufacture of Bulk Emtricitabine or Finished Emtricitabine for any Acquired Corporation;

                  (v) any Contract with any clinical research organization (a "CRO Contract") providing clinical trial services for any clinical trial sponsored by any Acquired Corporation for any product containing Emtricitabine;

                  (vi) any Contract that provides for indemnification of any officer or director of any Acquired Corporation;

                  (vii) any Contract prohibiting any of the Acquired Corporations (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person, (D) from performing services for any other Person, or (E) from transacting business or dealing in any other manner with any other Person;

                  (viii) any Contract of a type required to be disclosed by
         Section 3.3, other than any Contract providing for the grant of Company Options; and

                  (ix) any Contract providing a guaranty in excess of $100,000.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract and is identified on Part 3.10 of the Company Disclosure Schedule as having been delivered to Parent (it being understood that to the extent any Material Contract is based on a standard-form Contract of the Company, the Company has only delivered the standard-form Contract unless such Material Contract deviates in any material respect from such standard-form Contract, in which case the Company has also provided an accurate and complete copy of such Material Contract as well). The identification of an Acquired Corporation Contract on
Part 3.10 of the Company Disclosure Schedule shall not constitute such Acquired Corporation Contract as a Material Contract if such Acquired Corporation Contract is not encompassed within any of clauses "(i)" through "(ix)" above.

         (b) As of the date of this Agreement, each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.



                                      22.

         (c) Each of the CRO Contracts identified in Part 3.10(a)(v) of the Company Disclosure Schedule is terminable and may be discontinued by the Company at will (upon delivery of notice of not more than 90 days) without penalty or cost (other than reimbursement for previously incurred or committed expenses) in connection with the termination by the Company of the applicable research program to which such Contract relates or the preclinical or clinical development program to which such Contract relates.

         (d) As of the date of this Agreement, except as otherwise has not had a material adverse effect on the Acquired Corporations taken as a whole: (i) none of the Acquired Corporations has materially violated or breached, or committed any material default under, any Material Contract; and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract; and (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) is reasonably likely to (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract or (C) give any Person the right to cancel, terminate or modify any Material Contract. From January 1, 2000 through the date of this Agreement, none of the Acquired Corporations has received any written notice or to its Knowledge received any other communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract, other than any which the Company has addressed and resolved in a commercially reasonable manner.

         (e) As of the date of this Agreement, each Acquired Corporation has satisfied its respective diligence obligations (if any) under the specified sections of each of the Acquired Corporation Contracts identified in Part 3.10(e) of the Company Disclosure Schedule, none of which have been amended other than in a document a copy of which has been filed with the SEC by the Company prior to the date of this Agreement.

         (f) Each of the Acquired Corporation Contracts entered into since January 1, 2000 to establish a clinical trial at any clinical site conformed in form substantially with the standard form used by the Company as of the date of such agreement. Since January 1, 2000 there has not been any material adverse effect to any Phase III clinical trial conducted by any of the Acquired Corporations resulting primarily from the breach of any such Acquired Corporation Contracts by clinical site participating therein under any such Contracts nor primarily due to the Company's relations in general with the clinical sites participating therein, taken as a whole.

         3.11 LIABILITIES. As of the date of this Agreement:

         (a) None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured ("Liabilities"), of a type required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company or the notes thereto except for: (a) Liabilities identified in the Unaudited Interim Balance Sheet or the notes thereto; (b) current Liabilities that have been incurred by the Acquired Corporations from September 30, 2002 through the date of this Agreement in


                                      23.

the ordinary course of business and consistent with past practices; and (c) Liabilities which have not had a material adverse effect on the Acquired Corporations taken as a whole; and

         (b) To the Company's Knowledge, none of the Acquired Corporations has any other Liabilities, except for: (a) Liabilities identified in the Unaudited Interim Balance Sheet or the notes thereto; (b) current Liabilities that have been incurred by the Acquired Corporations in the ordinary course of business and consistent with past practices; and (c) Liabilities which have not had a material adverse effect on the Acquired Corporations taken as a whole.

         3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is as of the date of this Agreement, and at all times from January 1, 2000 through the date of this Agreement has been, in compliance in all material respects with all applicable Legal Requirements. From January 1, 2000 through the date of this Agreement, none of the Acquired Corporations has received any notice or to its Knowledge received any other communication from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Legal Requirement.

         3.13 CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, none of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

         3.14 GOVERNMENTAL AUTHORIZATIONS; REGULATORY MATTERS.

         (a) As of the date of this Agreement, (i) the Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, and (ii) all such Governmental Authorizations are valid and in full force and effect. Each of the Acquired Corporations is as of the date of this Agreement, and at all times from January 1, 2000 through the date of this Agreement has been, in material compliance with the terms and requirements of such Governmental Authorizations. From January 1, 2000 through the date of this Agreement, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time from January 1, 2000 challenged in writing the right of any of the Acquired Corporations to develop, manufacture, offer or sell any of the Company Pharmaceutical Products.

         (b) Each Company Pharmaceutical Product is being as of the date of this Agreement, and at all times from January 1, 2000 through the date of this Agreement has been, developed, tested, manufactured, labeled, stored, distributed and marketed in compliance


                                      24.

in all material respects with all applicable Legal Requirements, including those relating to investigational use, premarket clearance, good manufacturing practices, good clinical practices, good laboratory practices, recordkeeping, filing of reports and security.

         (c) The Company has made available to Parent each annual report filed by any of the Acquired Corporations with the FDA with respect to any Company Pharmaceutical Product or any similar state or foreign Governmental Body from January 1, 2000 through the date of this Agreement.

         (d) The Company has made available to Parent (i) accurate and complete copies of each New Drug Application ("NDA") and Investigational New Drug Application ("IND") and each similar state or foreign regulatory filing made on behalf of any of the Acquired Corporations from January 1, 2000 through the date of this Agreement, including all supplements, amendments and annual reports (and with respect to the NDA for Coviracil filed by the Company with the FDA on September 3, 2002 (the "Coviracil NDA"), has provided such NDA to Parent) and
(ii) all material correspondence received from the FDA and similar state and foreign Governmental Bodies from January 1, 2000 through the date of this Agreement that concerns a Company Pharmaceutical Product.

         (e) As of the date of this Agreement, none of the Acquired Corporations has Knowingly made an untrue statement of a material fact or fraudulent statement to the FDA or any similar state or foreign Governmental Body, Knowingly failed to disclose a material fact required to be disclosed to the FDA or any similar state or foreign Governmental Body, or Knowingly committed an act, made a statement or failed to make a statement, that (in any such case) establishes a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991). None of the Acquired Corporations, nor any officer, employee or to the Knowledge of the Acquired Corporations, any (i) agent of any of the Acquired Corporations or (ii) principal investigator or sub-investigator of any clinical investigation sponsored by any of the Acquired Corporations has, on account of actions taken for or on behalf of any Acquired Corporation, been convicted of any crime under 21 U.S.C. Section 335s(a) or any similar state or foreign Legal Requirement or under 21 U.S.C. Section 335a(b) or any similar state or foreign Legal Requirement.

         (f) From January 1, 2000 through the date of this Agreement, no Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any similar state or foreign Governmental Body. From January 1, 2000 through the date of this Agreement, no clinical trial of a Company Pharmaceutical Product has been suspended, put on hold or terminated prior to completion, and no IND for a Company Pharmaceutical Product has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA or any similar state or foreign Governmental Body or voluntarily by any of the Acquired Corporations based on serious adverse effects on human health. None of the Acquired Corporations, no marketing partner nor marketing licensee of an Acquired Corporation for any Company Pharmaceutical Product (with respect to each Company Pharmaceutical Product licensed to such marketing partner or marketing licensee), nor any Company Partner (with respect to each Company Pharmaceutical Product manufactured by such Company Partner), has received any written notice or, to the Knowledge of the Company, other


                                      25.

communication from January 1, 2000 through the date of this Agreement indicating that the FDA or any similar state or foreign Governmental Body has commenced or threatened to initiate any action to withdraw approval, terminate clinical development, request the recall of any Company Pharmaceutical Product, or to enjoin or place any material restriction on the production, sale, marketing, reimbursement or testing of any Company Pharmaceutical Product.

         3.15 TAX MATTERS.

         (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

         (b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 2002 in accordance with generally accepted accounting principles. Each of the Acquired Corporations will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2002 through the Closing Date.

         (c) No Acquired Corporation Return has been examined or audited since January 1, 2000, and no Acquired Corporation has received written notice of any current examination or audit by any Governmental Body. No current extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted by any Acquired Corporation, and no such extension or waiver has been requested from any of the Acquired Corporations.

         (d) No claim or Legal Proceeding is pending as of the date of this Agreement or, to the Knowledge of the Company, has been threatened against or with respect to any of the Acquired Corporations in respect of any material Tax. There are no material unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Corporations with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired


                                      26.

Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of any transaction or event occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, is reasonably likely to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         3.16 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

         (a) The Company Disclosure Schedule accurately sets forth as of the date of this Agreement the following information, accurate in all material respects, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

                  (i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

                  (ii) such employee's title; and

                  (iii) the salary received by such employee (A) with respect to services performed in 2001 and (B) with respect to services performed from January 1 through November 30, 2002.

         (b) As of the date of this Agreement, the employment of each of the Acquired Corporations' employees is terminable by the applicable Acquired Corporation at will (subject to notice periods not longer than sixty (60) days).

         (c) To the Knowledge of the Company, no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have a material adverse effect on the Acquired Corporations taken as a whole.

         (d) As of the date of this Agreement, none of the Acquired Corporations is a party to or bound by any union Contract or collective bargaining agreement.

         (e) As of the date of this Agreement, none of the Acquired Corporations is engaged in any unfair labor practice of any nature. From January 1, 2002 through the date of this Agreement, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. As of the date of this Agreement, there is not now pending, and to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar


                                      27.

activity or dispute. As of the date of this Agreement, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

         (f) Part 3.16(f) of the Company Disclosure Schedule lists each Company Employee Plan and each Company Employee Agreement in effect as of the date of this Agreement. None of the Acquired Corporations intends or has committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements, in each case as disclosed to Parent in writing prior to the date of this Agreement or as required by this Agreement).

         (g) As of the date of this Agreement:

                  (i) each of the Acquired Corporations and Company Affiliates has performed in all material respects all material obligations required to be performed under each Company Employee Plan;

                  (ii) none of the Acquired Corporations is in default or violation in any material respect of, and the Company does not have Knowledge of any material default or material violation by any other party to, the terms of any Company Employee Plan;

                  (iii) each Company Employee Plan has been established and maintained substantially in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code;

                  (iv) any Company Employee Plan intended to be qualified under
         Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code;

                  (v) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan;

                  (vi) there are no material claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan;

                  (vii) each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the time any Acquired Corporation or any Company Affiliate becomes under common control with Parent within the meaning of any of Sections 414(b), 414(c), 414(m) and 414(o) of the Code in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses);



                                      28.

                  (viii) there are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan;

                  (ix) none of the Acquired Corporations nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

                  (x) each of the Acquired Corporations and Company Affiliates has made all contributions and other payments required by the terms of each Company Employee Plan.

         (h) From January 1, 2000 through the date of this Agreement, none of the Acquired Corporations has maintained, established, sponsored, participated in or contributed to (1) any Company Employee Plan that would constitute a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (2) any Company Employee Plan qualified under Section 401(a) of the Code in which capital stock of any Acquired Corporation or any Company Affiliate is or was held as a plan asset or (3) any Foreign Plan.

         (i) As of the date of this Agreement, no Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no material future costs to any of the Acquired Corporations or any Company Affiliate, as of the date of this Agreement, none of the Acquired Corporations nor any Company Affiliate has represented, promised or committed (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any Company Employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

         (j) Except as expressly required or provided by this Agreement, neither
(i) the execution, delivery or performance of this Agreement nor (ii) the acquisition of or payment for any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement will (either alone or in combination with any termination of employment or any other event or circumstance) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

         (k) Each of the Acquired Corporations and Company Affiliates: (i) is as of the date of this Agreement and at all times from January 1, 2000 through the date of this Agreement has been in substantial compliance with all applicable Legal Requirements with


                                      29.

respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the requirements of any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any workers' compensation policy or long-term disability policy.

         3.17 ENVIRONMENTAL MATTERS. As of the date of this Agreement, each of the Acquired Corporations (i) is in compliance in all material respects with all, and is not subject to any material liability under any, applicable material Environmental Laws, and (ii) possesses all material permits and other material Governmental Authorizations required under applicable material Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. (For purposes of this Section 3.17: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" means chemicals, radioactive compounds, infectious disease agents, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.)

         3.18 INSURANCE. The Company has made available to Parent copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. As of the date of this Agreement, each of such insurance policies is in full force and effect. From January 1, 2000 through the date of this Agreement, none of the Acquired Corporations has received any written notice regarding any actual or threatened (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.



                                      30.

         3.19 LEGAL PROCEEDINGS; ORDERS.

         (a) As of the date of this Agreement, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, except as otherwise would not have a material adverse effect on the Acquired Corporations taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

         (b) As of the date of this Agreement, there is no order, writ, injunction, judgment or decree applicable to any of the Acquired Corporations by name, or specifically applicable to any of the assets owned or used by any of the Acquired Corporations, that has not been fully performed or satisfied.

         3.20 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. Subject in the case of the Merger to the adoption of this Agreement by the holders of the Company Common Stock (if necessary), the Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement and the Financing Documents. The board of directors of the Company (at a meeting duly called and held) has, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company's stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) declared that this Agreement is advisable, (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement and approve the Merger, and (e) to the extent necessary, adopted a resolution for the purpose of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to this Agreement, any of the Stockholder Agreements, any of the Financing Documents, the Offer, the Merger or any of the other transactions contemplated by this Agreement, any of the Stockholder Agreements or any of the Financing Documents. This Agreement and the Financing Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.21 SECTION 203 OF THE DGCL NOT APPLICABLE. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or any of the Stockholder Agreements or the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or to the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Stockholder Agreements or any of the Financing Documents. Prior to the execution of the Stockholder Agreements, the board of directors of the Company approved the Stockholder Agreements and the transactions contemplated thereby.



                                      31.

         3.22 INTENT TO TENDER; VOTE REQUIRED. As of the date of this Agreement, the Company has been advised and believes in good faith that all of its directors and executive officers currently intend to tender all of their shares of Company Common Stock pursuant to the Offer. If required under applicable Legal Requirements, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

         3.23 NON-CONTRAVENTION; CONSENTS. Subject in the case of the Merger to the adoption of this Agreement by the holders of the Company Common Stock (if necessary), and subject to the introductory clauses of the following sentence, and except as otherwise would not have a material adverse effect on the Acquired Corporations taken as a whole, neither (1) the execution, delivery or performance of this Agreement or any of the Financing Documents, nor (2) the acquisition by Acquisition Sub of any shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Financing Documents, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene or otherwise violate (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any applicable resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

                  (b) contravene or otherwise violate any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                  (c) contravene or otherwise violate any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

                  (d) contravene or otherwise violate or breach, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract or (ii) cancel, terminate or modify any term of any Material Contract;

                  (e) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or



                                      32.

                  (f) result in the transfer of any material asset of any of the Acquired Corporations to any Person.

Subject in the case of the Merger to the adoption of this Agreement by the holders of the Company Common Stock (if necessary), except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(x) the execution, delivery or performance of this Agreement, any of the Stockholder Agreements or any of the Financing Documents, (y) the acquisition of or payment for any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or (z) the consummation of the Merger or any of the other transactions contemplated by this Agreement, any of the Stockholder Agreements or any of the Financing Documents.

         3.24 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Banc of America Securities, LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Offer Price is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

         3.25 FINANCIAL ADVISOR. Except for Banc of America Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement or any of the Financing Documents based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of Banc of America Securities, LLC.

         3.26 COMPANY RIGHTS AGREEMENT. The Company has amended the Company Rights Agreement to provide that: (a)(i) neither Parent nor Acquisition Sub, nor any affiliate of Parent or Acquisition Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), (ii) no Distribution Date (as defined in the Company Rights Agreement), Triggering Event (as defined in the Company Rights Agreement) or Shares Acquisition Date (as defined in the Company Rights Agreement) shall be deemed to occur and (iii) the Rights will not separate from the Company Common Stock, in the case of each of clauses "(i)," "(ii)" or "(iii)," as a result of the execution, delivery or performance of this Agreement, the Stockholder Agreements, the Financing Documents or the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by this Agreement or thereby or the public announcement of the execution and delivery of this Agreement, the Stockholder Agreements or the Financing Documents; (b) the moment in time immediately prior to the Effective Time shall be the "Final Expiration Date" (as defined in the Company Rights Agreement); and (c) none of the Company, Parent, Acquisition Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time.



                                      33.

         3.27 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub represent and warrant to the Company as follows:

         4.1 VALID EXISTENCE. Parent and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Acquisition Sub have the corporate right, power and authority to enter into and to perform their obligations under this Agreement and the Financing Documents. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the Financing Documents have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement and the Financing Documents constitute the legal, valid and binding obligations of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the acquisition of or payment for any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement will (a) contravene, conflict with or result in a violation of any breach of any provisions of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party or (c) contravene, conflict with or result in a material violation by Parent or Acquisition Sub of any Legal Requirement, order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject.

         4.4 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by Parent or Acquisition Sub to the Company for inclusion in the Schedule 14D-9 pursuant to Section 1.3(b) shall, at the time of the filing with the SEC of the Schedule 14D-9, contain any untrue statement of a material fact or


                                      34.

omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time the Proxy Statement is mailed to the stockholders of the Company or (including any corrections or modifications made by Parent or Acquisition Sub to such information) at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         4.5 FORECASTS, ETC. Neither Parent nor Acquisition Sub has relied on any financial forecast, revenue projection, or financial model made available by the Company to Parent or its Representatives, it being understood that Parent and Merger Sub are solely responsible for developing for themselves, together with their Representatives, any such financial information concerning the Company or its business for or in connection with the transactions contemplated by this Agreement.

         4.6 SUFFICIENT FUNDS. Parent and Acquisition Sub have and will have sufficient funds to enable them to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and the payment of all fees and expenses incurred by Parent and Acquisition Sub in connection with such transactions.

         4.7 FINANCIAL ADVISOR. Except for Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

         SECTION 5. CERTAIN COVENANTS OF THE COMPANY

         5.1 ACCESS AND INVESTIGATION.

         (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period") and subject to applicable Legal Requirements, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access during normal business hours to the Acquired Corporations' Representatives, personnel, facilities and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations (it being understood that such access will be coordinated through the Company's General Counsel or any individual designated by the Company's General Counsel); and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide to Parent (at the Company's reasonable election) either copies of or access to:

                  (i) all material operating and financial reports prepared by the Acquired Corporations for the Company's senior management, including (A) copies of


                                      35.

         the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any development plans, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

                  (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

                  (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                  (iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement;

                  (v) any (i) material notice, report, correspondence, action, document or other communication received by any of the Acquired Corporations or (to the Knowledge of the Company) any Company Partner from, or sent on behalf of any of the Acquired Corporations or (to the Knowledge of the Company) any Company Partner to, the FDA or any other similar Governmental Body relating to the clinical or regulatory status of any Company Pharmaceutical Product or (ii) material notice, report or other document received by any of the Acquired Corporations from, or sent on behalf of any of the Acquired Corporations to, any other Governmental Body;

                  (vi) promptly after it is available, access to a copy of the MAA (as defined in Section 5.2(c)(ii)) and the Coviracil NDA;

                  (vii) any order or proposed order for any Company Pharmaceutical Product (whether in bulk active pharmaceutical or finished product form), placed by any of the Acquired Corporations with Abbott or any other Person; and

                  (viii) for each Company Pharmaceutical Product, all master and executed clinical and commercial batch production records for manufacturing thereof in bulk active pharmaceutical and finished product form.

         (b) Without limiting the generality of anything contained in Section 5.2(a), during the Pre-Closing Period, the Company shall ensure that its officers confer and consult with Parent and Parent's Representatives on a reasonable, periodic basis concerning operational, financial, regulatory, intellectual property, manufacturing and clinical matters and otherwise report regularly to Parent concerning the status of the business of the Acquired Corporations.



                                      36.

         (c) The Company shall use reasonable efforts to enable Parent to meet with Representatives of Emory University for the purpose of obtaining information regarding the relationships between the Acquired Corporations and Emory University.

         5.2 OPERATION OF THE COMPANY'S BUSINESS.

         (a) Except as otherwise expressly permitted under this Agreement or as specified in the Company Disclosure Schedule, as required by the Financing Documents or as reasonably necessary to comply with applicable Legal Requirements, during the Pre-Closing Period: (i) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations (A) conducts its business and operations in the ordinary course and in accordance with past practices, and (B) preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, Producers, Company Partners, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations, other than where the failure to maintain such relations and goodwill is commercially reasonable and is not reasonably likely to have an effect on the Acquired Corporations of a magnitude in excess of $50,000 (individually), or where the Company receives Parent's prior written approval;
(ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations conducts its business and operations in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts; (iii) the Company shall use commercially reasonable efforts to keep in full force all insurance policies referred to in
Section 3.18 or comparable replacements, except where the Company receives Parent's prior written approval; and (iv) the Company shall promptly notify Parent of (A) any written notice (or other communication known to the Company) received from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any material Legal Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations.

         (b) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (i) effectuate the transfer from Abbott to Yuhan (or with the consent of Parent not to be unreasonably withheld, another third party) of the technology necessary to manufacture Bulk Emtricitabine in accordance with
Exhibit 18 of the Abbott Agreement and in accordance with the plans, procedures, requirements and timetable set forth in Schedule 5.2(b)(i) and (ii) effectuate the transfer from Abbott to a third-party contract manufacturer of the technology necessary to formulate Finished Emtricitabine from Bulk Emtricitabine as promptly as reasonably practicable.

         (c) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to: (i) prosecute and secure the approval by the FDA of the Coviracil NDA; and (ii) file with the European Medicines Evaluation Agency (the "EMEA"), and prosecute and secure approval by the EMEA of, a Marketing Authorisation Application for marketing approval of Coviracil in the European Union (the "MAA").

         (d) During the Pre-Closing Period, the Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Body


                                      37.

relating to any Company Pharmaceutical Product and promptly provide Parent with a summary report of any such meeting that occurs and (ii) provide Parent and its Representatives with a reasonable opportunity to review any filing made on or after December 11, 2002 and any correspondence or other material communication, proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Body on behalf of any of the Acquired Corporations relating to any Company Pharmaceutical Product.

         (e) During the Pre-Closing Period, the Company shall (i) make and keep Parent reasonably informed of the Company's plans and arrangements to obtain and maintain the quantities of Bulk Emtricitabine and Finished Emtricitabine and related raw materials and components, and (ii) use commercially reasonable efforts to obtain and maintain on a commercially reasonable basis quantities of Bulk Emtricitabine and Finished Emtricitabine and related raw materials and components that the Company reasonably expects to be required by the Acquired Corporations to make sales of Coviracil for one year.

         (f) During the Pre-Closing Period, except as otherwise expressly permitted or required by this Agreement or the Financing Documents, without the prior written consent of Parent, the Company shall not, and shall not permit either of its Subsidiaries to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (ii) sell, issue, grant or authorize the issuance or grant of
         (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement or issued in a manner permitted by this Agreement, and (y) pursuant to the ESPP, and (2) the Company may
         (x) in the ordinary course of business grant options in 2002 to purchase no more than a total of 2,500,000 shares of Company Common Stock in the aggregate pursuant to the Company Option Plan, and (y) in the ordinary course of business and consistent with past practices grant options to purchase no more than 200,000 shares of Company Common Stock in the aggregate in each calendar month in 2003 prior to the Acceptance Date pursuant to the Company Stock Option Plan; provided that such options (1) are issued only to employees of the Company and
         (2) have an exercise price equal to the fair market value of the Company Common Stock covered by such options as of the time of grant of such options;

                  (iii) except as may be required by applicable Legal Requirements, amend or waive any of its rights under, or alter the acceleration of vesting under, any provision of the Company Option Plan, the CEO Incentive Plan, any provision of any agreement evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;



                                      38.

                  (iv) amend or terminate the Company Rights Agreement or amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

                  (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                  (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $2,200,000 in the aggregate);

                  (vii) except as otherwise expressly permitted by this Section 5.2, enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, in each case other than in the ordinary course of business consistent with past practices;

                  (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices or for non-exclusive licenses to other Persons granted only for research or to enable third parties to render services for the Acquired Corporations), or waive or relinquish any material right;

                  (ix) commence, sponsor, participate in, or provide funding for any clinical trial except those trials being conducted as of the date of this Agreement or for which the Company has a written protocol proposal as of the date of this Agreement;

                  (x) place, cancel or modify any order for any Company Pharmaceutical Product (in bulk active pharmaceutical or finished product form) other than the placement of orders that are reasonably necessary for the Company to comply with its obligations under Section 5.2(e)(ii) to maintain adequate and suitable quantities of Company Pharmaceutical Product to conduct trials permitted by Section 5.2(f)(ix);

                  (xi) enter into any Contract covering multiple manufacturing "campaigns" or any Contract with a term of more than 270 days, in each case for manufacture of any Company Pharmaceutical Product (in bulk active pharmaceutical or finished product form) or any raw material relating to such manufacture, that cannot be terminated (without penalty) within 60 days after delivery of a termination notice by the Company;



                                      39.

                  (xii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

                  (xiii) make any pledge of any of its assets or permit any of its material assets to become subject to any Encumbrances other than Encumbrances of the type described in Section 3.6(1) and (2);

                  (xiv) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings and advancement of expenses in the ordinary course of business and in accordance with past practices);

                  (xv) except as may be required by applicable Legal Requirements, adopt, establish, enter into or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company's customary employee review process, and (B) may pay customary bonus payments and profit sharing payments consistent with past practices payable in accordance with existing bonus and profit sharing plans referred to in Part 3.16(g) of the Company Disclosure Schedule);

                  (xvi) hire any employee or promote any employee (except that the Company may hire or promote any employee in order to fill a necessary position vacated after the date of this Agreement if the Company has provided Parent with notice of the Company's intent to hire or promote such employee at least ten days prior to the hiring or promotion of such employee);

                  (xvii) except as may be required by applicable Legal Requirements, change in any material respect any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

                  (xviii) make any material Tax election;

                  (xix) commence (except to the extent reasonably necessary to avoid the actual or potential loss of any material legal right of the Acquired Corporations) or settle any Legal Proceeding; or

                  (xx) agree, commit or offer to take any of the actions described in clauses "(i)" through "(xix)" of this Section 5.2(f).

         (g) During the Pre-Closing Period, the Acquired Corporations shall use commercially reasonable efforts to maintain adequate and suitable quantities of Emtricitabine, Amdoxovir and Clevudine in bulk active pharmaceutical and finished product form for the conduct of all clinical trials being conducted by or on behalf of any of the Acquired Corporations.



                                      40.

         (h) During the Pre-Closing Period, the Company shall not willfully conceal from Parent: (i) its Knowledge of any material inaccuracy in any representation or warranty made by the Company in this Agreement as of the date hereof; (ii) its Knowledge of any material breach of any covenant or obligation of the Company hereunder; or (iii) if Acquisition Sub shall not yet have accepted for payment any shares of Company Common Stock pursuant to the Offer, the Company's Knowledge of an event, condition, fact or circumstance that the Company Knows makes the timely satisfaction of any of the Offer Conditions impossible. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened in writing or commenced against or with respect to any Acquired Corporation. No notifications given to Parent pursuant to this Section 5.2(h) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or constitute an admission by the Company that any such material inaccuracy or breach has actually occurred. For the avoidance of doubt, the events in clauses "(i) - (iii)" above, respectively, are Knowledge of each inaccuracy, breach or impossibility, not just knowledge of the underlying facts giving rise thereto.

         5.3 NO SOLICITATION.

         (a) The Company shall not directly or indirectly, and shall not authorize or permit either of its Subsidiaries or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, intentionally encourage, intentionally induce or intentionally facilitate the making, submission or announcement of any Acquisition Proposal (whether by amending, or granting any waiver under, the Company Rights Agreement or otherwise) or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the Acceptance Date (and subject to the Company's right to terminate this Agreement pursuant to Section 8.1(h)), this Section 5.3(a) shall not prohibit the Company from furnishing information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) such Superior Offer shall not have resulted directly or indirectly from any breach of this Section 5.3 or from any action taken by the Company or any of its Representatives with the intent of circumventing any of the provisions set forth in this Section 5.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of the Company's board of directors to the Company's stockholders under applicable Legal Requirements, (3) at least one business day prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including "standstill" provisions) no less


                                      41.

favorable to the Company than the provisions contained in the Confidentiality Agreement, and (4) at least one business day prior to furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach by any Representative of any of the Acquired Corporations of, or action taken by any Representative of any of the Acquired Corporations with the intent of circumventing, any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations). Notwithstanding anything to the contrary contained in this Section 5.3(a), after March 1, 2003, the Company may enter into confidential discussions regarding (but may not enter into any Contract regarding) a Contract Sales Arrangement (as defined below) with a Contract Sales Organization (as defined below) if (i) such Contract Sales Organization shall have executed and delivered to the Company a confidentiality agreement containing provisions (including "standstill" provisions) no less favorable to the Company than the terms of the Confidentiality Agreement, (ii) at least five business days prior to initiating such discussions, the Company shall have given Parent written notice of the identity of such Contract Sales Organization and of the Company's intention to enter into such discussions, (iii) the Company periodically provides Parent with term sheets and draft Contracts to keep Parent reasonably informed of the status of such discussions, and (iv) the Company otherwise keeps Parent reasonably informed with respect to the status of such discussions. For purposes of the preceding sentence: (1) "Contract Sales Organization" shall mean an Entity commonly and primarily known as a "contract sales organization" that is engaged primarily in the business of promoting products for third parties and is not, and is not a direct or indirect affiliate of, an entity commonly and primarily known as a "pharmaceutical", "biopharmaceutical" or "biotechnology" company; and
(2) "Contract Sales Arrangement" shall mean an arrangement (that is terminable by the Company within three years without payment or penalty) between the Company and a Contract Sales Organization under which such Contract Sales Organization (A) would promote (and would only be granted such rights as are necessary to promote) a Company Pharmaceutical Product for a fee (which may be fixed or based upon a percentage of revenues or otherwise) but (B) would not be granted any research, development, manufacturing, sublicensing or other rights with respect to such Company Pharmaceutical Product or with respect to any Intellectual Property underlying or related to such Company Pharmaceutical Product except as necessary for the purpose of clause "(A)".

         (b) The Company shall, promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating thereto, advise Parent orally and in writing of such Acquisition Proposal, inquiry, indication of interest or request (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person prior to the Acceptance Date. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.



                                      42.

         (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

         (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, on or after January 1, 2002, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or a possible acquisition of securities of the Company to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

         (e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) filing with the SEC a report on Form 8-K with respect to this Agreement, including a copy of this Agreement and any related agreement as exhibits to such report or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal or (subject to Parent's rights under Section 8.1(g)) making any other disclosure to the Company's stockholders if the failure to do so would result in a violation of any applicable Legal Requirement (provided that the board of directors of the Company shall not be permitted to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub except as specifically provided in Section 1.2(b)).

         SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

         6.1 STOCKHOLDER APPROVAL; PROXY STATEMENT.

         (a) As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by law in order to consummate the Merger, the Company, acting through the Post-Acceptance Board, shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

         (b) As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by law in order to consummate the Merger, the Company shall prepare and file with the SEC the Proxy Statement and shall use reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or


                                      43.

any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders. Parent shall furnish to the Company such information concerning itself and Acquisition Sub for inclusion in the Proxy Statement as may be requested by the Company and required to be included in the Proxy Statement under applicable Legal Requirements.

         (c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the DGCL.

         (d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement and consummation of the Merger at the Company Stockholders' Meeting.

         6.2 REGULATORY APPROVALS. Each party shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the


                                      44.

HSR Act or any other foreign, federal or state antitrust or fair trade law, and
(b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, license, dispose of, hold separate or otherwise take or commit to take any action that limits the ability of any of the Acquired Corporations to operate or retain any of the businesses, product lines or assets of any of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the transactions contemplated by this Agreement.

         6.3 STOCK OPTIONS; ESPP.

         (a) At the Effective Time, Parent shall cause any Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested and whether or not the exercise price of such Company Option is in excess of the Offer Price, to become an option to purchase Parent Common Stock by assuming such Company Option in accordance with, and to the extent permitted by, the terms (as in effect as of the date of this Agreement) of the stock incentive plan under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Conversion Ratio (as defined below), rounding down to the nearest whole share, (iii) the per share exercise price under each Company Option assumed by Parent shall be adjusted by dividing the per share exercise price under such Company Option by the Conversion Ratio and rounding up to the nearest whole cent, and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged (subject to any change in such Company Option triggered by the transactions contemplated by this Agreement under the express terms (as in effect on the date of this Agreement) of the stock incentive plan under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced); PROVIDED, HOWEVER, that each Company Option assumed by Parent in accordance with this Section 6.3(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 6.3(a). If the assumption of any Company Option in the manner described in this Section 6.3(a) is not permitted under the terms of the stock incentive plan under which such Company Option was issued as construed by the plan administrator prior to the Acceptance Date, then Parent shall not be required to assume such Company Option in the manner described in this Section 6.3(a), and Parent shall instead be entitled to cause such Company Option to be treated in a manner permitted by the terms of such stock incentive plan. Notwithstanding anything to the


                                      45.

contrary contained in this Section 6.3, in lieu of assuming an outstanding Company Option in accordance with this Section 6.3(a), Parent may, at its election, cause such Company Option to be replaced by issuing a reasonably equivalent replacement stock option in substitution therefor. For purposes of this Section 6.3(a), "Conversion Ratio" shall mean the ratio of (i) the Offer Price to (ii) the closing price per share of Parent Common Stock on The Nasdaq Stock Market on the trading day immediately preceding the date on which the Merger becomes effective.

         (b) Prior to the Effective Time, the Company shall take all action that may be necessary (under each plan pursuant to which any Company Option is outstanding and otherwise) to effectuate the provisions of this Section 6.3 and to ensure that, from and after the Effective Time, any holder of a Company Option has no rights with respect thereto other than those specifically provided in this Section 6.3.

         (c) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(c).

         6.4 EMPLOYEE BENEFITS.

         (a) Parent shall make available, or shall cause the Surviving Corporation to make available, at the Effective Time, (i) to each employee of the Company who holds a position of Executive Vice President or higher as of the date of this Agreement and who remains employed by the Company immediately prior to the Effective Time, continued "at-will" employment for a minimum period of 180 days from the Effective Time, and (ii) to each employee of the Company who holds a position at a level below Executive Vice President as of the date of this Agreement and who remains employed by the Company immediately prior to the Effective Time, continued "at-will" employment for a minimum period of 120 days from the Effective Time. The terms and conditions of employment for each employee of the Company who, following the Effective Time, either continues his or her employment with the Surviving Corporation, or becomes an employee of Parent (in either case, a "Continuing Employee"), will include (x) the right to receive, during the applicable minimum period specified above, a salary and benefits under health and welfare plans that are comparable to the salary and the benefits under health and welfare plans to which such Continuing Employee is entitled as of the date of this Agreement, and (y) the right to continue receiving the salary and benefits described in clause "(x)" of this sentence for the remainder of the applicable minimum period if the employment of such Continuing Employee were terminated by the Surviving Corporation or Parent during such minimum period. Nothing contained in this Section 6.4 shall be construed to (i) limit the right of Parent or the Surviving Corporation to amend or terminate any benefit plan at any time or (ii) affect the "at-will" status of any Continuing Employee.



                                      46.

         (b) Following the expiration of the applicable minimum period specified in Section 6.4(a) with respect to a Continuing Employee, such Continuing Employee (if he or she continues to be employed by the Surviving Corporation or Parent) shall have the right to receive benefits under Parent's health and welfare benefit plans that are comparable to the benefits under such plans to which similarly situated employees of Parent are then entitled. To the extent permitted by applicable Legal Requirements and the terms of such plans, for purposes of participation, vesting and differential benefits based on length of service in any such plan, all service by a Continuing Employee with the Company shall be credited toward service with Parent.

         (c) Parent shall, at or after the Effective Time, grant to Continuing Employees options to purchase common stock of Parent under Parent's stock option plans. Parent shall determine the levels of such stock option grants on an employee-by-employee basis, in a manner determined by Parent to be adequate to maintain continuing incentives for Continuing Employees after the Effective Time.

         (d) Unless otherwise directed in writing by Parent, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the time at which any Acquired Corporation or any Company Affiliate becomes under common control with Parent within the meaning of any of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

         6.5 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         (a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law.

         (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $1,250,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed in the aggregate $1,250,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $1,250,000.



                                      47.

         (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.5, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this
Section 6.5, and none of the actions described in clause "(i)" or clause "(ii)" shall be taken until such provision is made.

         (d) Parent shall cause the Surviving Corporation to perform all of the Surviving Corporation's obligations under this Section 6.5. The provisions of this Section 6.5 shall be enforceable by each Indemnified Person and his heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such Indemnified Person may have under the certificate of incorporation and bylaws of the Company or the Surviving Corporation, under any Acquired Corporation Contract, under the DGCL or otherwise.

         6.6 ADDITIONAL AGREEMENTS.

         (a) Subject to Section 6.6(b) and the other terms and provisions of this Agreement, Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b) and the other terms and provisions of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger or any of the other transactions contemplated by this Agreement, and
(iii) shall use reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue developing or offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any right with respect to any of its products for any indication, or any other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any right with respect to Emtricitabine or any other material Company Pharmaceutical Product for any indication, or any related Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or


                                      48.

cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

         6.7 DISCLOSURE. Parent and the Company shall consult with each other and consider in good faith the comments of one another before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

         6.8 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of options to purchase shares of Parent Common Stock in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 6.8, "Section 16 Information" shall mean for each individual who, immediately after the Effective Time will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, the number of shares of Company Common Stock subject to Company Options held by such individual that are expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

         6.9 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use reasonable efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations (other than those designees of Parent elected to the board of directors of each of the Acquired Corporations pursuant to Section 1.3), it being understood that any such resignation of an officer of the Company shall constitute a termination by the Company Without Cause upon a Change in Control (both as defined in any employment agreement to which such officer is a party) as provided in any employment agreement to which such officer is a party.

         6.10 TERMINATION OF RIGHTS. The Company shall use reasonable efforts to ensure that, from and after the Effective Time, neither Warburg nor any affiliate of Warburg will have any contractual or other right or claim against the Surviving Corporation or Parent relating to the issuance, transfer or registration of any shares of Company Common Stock.

         6.11 LOAN. At or before the close of business on December 10, 2002, Parent will lend the Company the sum of $50,000,000, and contemporaneously with such loan, Parent and the Company will execute and deliver the Promissory Note and the Investor Rights Agreement.



                                      49.

         SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

         The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         7.1 STOCKHOLDER APPROVAL. If required by applicable law, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         7.2 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         7.3 CONSUMMATION OF OFFER. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

         SECTION 8. TERMINATION

         8.1 TERMINATION. This Agreement may be terminated:

                  (a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

                  (b) by either Parent or the Company at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger or making the purchase of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal; PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the imposition of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date;

                  (c) by either Parent or the Company at any time prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date;

                  (d) by either Parent or the Company at any time prior to the Acceptance Date if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on June 1, 2003; PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to accept shares of Company


                                      50.

         Common Stock for payment pursuant to the Offer by the close of business on June 1, 2003 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date;

                  (e) by Parent or the Company on April 21, 2003, if (i) the condition set forth in clause "(a)," clause "(e)" or clause "(f)" of Annex II shall not have been satisfied prior to the termination of this Agreement, and (ii) the Company shall have delivered to Parent, on April 15, 2003, an irrevocable notice of intended termination of this Agreement pursuant to this Section 8.1(e); PROVIDED, HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if (A) the failure to satisfy such condition is attributable to a failure on the part of the Company to perform any covenant in this Agreement required to be performed by the Company on or prior to the Acceptance Date or (B) Parent shall have delivered to the Company on or prior to April 21, 2003 a document confirming that Parent is forgiving $20,000,000 of the principal balance of the Promissory Note;

                  (f) by Parent or the Company on May 21, 2003, if (i) the condition set forth in clause "(a)," clause "(e)" or clause "(f)" of Annex II shall not have been satisfied prior to the termination of this Agreement, and (ii) the Company shall have delivered to Parent, on May 15, 2003, an irrevocable notice of intended termination of this Agreement pursuant to this Section 8.1(f); PROVIDED, HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if (A) the failure to satisfy such condition is attributable to a failure on the part of the Company to perform any covenant in this Agreement required to be performed by the Company on or prior to the Acceptance Date or (B) Parent shall have delivered to the Company on or prior to May 21, 2003 a document confirming that Parent is forgiving $10,000,000 of the principal balance of the Promissory Note;

                  (g) by Parent at any time prior to the Acceptance Date (i) if a Triggering Event shall have occurred or (ii) if (A) the board of directors of the Company shall have taken any action demonstrating that the board of directors of the Company does not support the Offer or the Merger or does not believe that the Offer or the Merger is in the best interests of the Company's stockholders or (B) a tender or exchange offer relating to securities of the Company shall have been commenced by any Person (other than Parent and Acquisition Sub) and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

                  (h) by the Company at any time prior to the Acceptance Date, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have resulted directly or indirectly from any breach of Section 5.3 or from any action taken by the Company or any of its Representatives with the intent of circumventing any of the provisions set forth in Section 5.3, (ii) the board of directors of the Company, after satisfying all of the requirements set forth in Section 1.2(b) and otherwise causing the Company to comply in all material respects with the provisions of this Agreement, shall have authorized the


                                      51.

         Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Agreement as an attachment) containing the Company's representation that the Specified Agreement has been duly executed and delivered to the Company by the other party thereto, that the board of directors of the Company has authorized the execution and delivery of the Specified Agreement on behalf of the Company and that the Company will enter into the Specified Agreement immediately upon termination of this Agreement pursuant to this Section 8.1(h), (iv) a period of at least three business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives reasonably available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment of the Offer or a possible alternative transaction, (v) any proposal by Parent to amend the Offer or enter into an alternative transaction shall have been considered by the board of directors of the Company in good faith, and the Company's board of directors shall have determined in good faith (after having taken into account the advice of the Company's outside legal counsel and the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) that the terms of the proposed amended Offer (or other alternative transaction) are not as favorable to the Company's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement, (vi) the Company shall have paid the entire outstanding principal balance of, all accrued and unpaid interest on and any other amounts owing under the Promissory Note, and (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c);

                  (i) by Parent at any time prior to the Acceptance Date if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in clause "(b)" of Annex II would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, (A) all materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph "(c)" of Annex II would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in any of the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company within 30 days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner that does not result in a breach of any covenant of the Company;

                  (j) by the Company at any time prior to the Acceptance Date if
         (i) any of Parent's representations and warranties contained in this Agreement shall be materially


                                      52.

         inaccurate as of the date of this Agreement, such that the inaccuracy in Parent's representations and warranties shall have a material adverse effect on Parent's ability to satisfy its obligations under this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, all materiality qualifications contained in such representations and warranties shall be disregarded), or (ii) any of Parent's covenants contained in this Agreement shall have been materially breached; PROVIDED, HOWEVER, that if an inaccuracy in any of Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent within 30 days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(j) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner that does not result in a breach of any covenant of Parent; or

                  (k) by Parent or the Company on or after December 11, 2002 if the other party shall not have taken the actions required to be taken by such other party under Section 6.11 prior to the termination of this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and
Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for fraud, for any willful or knowing breach by such party of any representation or warranty set forth in this Agreement or for any breach of any covenant or obligation contained in this Agreement and (iii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

         8.3 EXPENSES; TERMINATION FEES.

         (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not any shares of Company Common Stock are purchased pursuant to the Offer and whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto.

         (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and (iii) within 360 days after the date of termination of this Agreement, an Acquisition Transaction is consummated or the Company enters into a definitive agreement


                                      53.

contemplating an Acquisition Transaction, then the Company shall pay to Parent, in cash, a nonrefundable fee in an amount equal to $18,000,000 at or prior to the consummation of such Acquisition Transaction. Solely for purposes of clause "(iii)" of the preceding sentence, (1) the term "Acquisition Transaction" shall not be deemed to include a pure equity financing transaction that is not related to a merger, consolidation, amalgamation, share exchange, business combination, tender offer or exchange offer if, following such pure equity financing transaction, no Person or "group" (as defined in the Exchange Act or the rules thereunder) of Persons has beneficial or record ownership of securities representing more than 35% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, (2) clause "(b)(ii)" of the definition of Acquisition Transaction shall be disregarded, and (3) each reference in the definition of Acquisition Transaction to "15%" shall be deemed to refer instead to "35%."

         (c) If this Agreement is terminated by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in an amount equal to $18,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(g)(i), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

         (d) If this Agreement is terminated by Parent pursuant to Section 8.1(g)(ii), then the Company shall make a nonrefundable cash payment to Parent, within two business days after such termination, in an amount equal to the lesser of $1,500,000 or the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement.

         (e) If the Company fails to pay when due any amount payable under this
Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including reasonable fees and reasonable disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum three percentage points above the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

         SECTION 9. MISCELLANEOUS PROVISIONS

         9.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and the Company; PROVIDED, HOWEVER, that after the adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.



                                      54.

         9.2 WAIVER.

         (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement shall survive the acceptance for payment of shares of Company Common Stock pursuant to the Offer.

         9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         9.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereby irrevocably waives (to the fullest extent permitted by applicable law), and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the state or federal courts in the State of Delaware for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that such action or proceeding is brought in an inconvenient forum, (d) that the venue of such action or proceeding is improper and (e) that this Agreement, or the subject matter of this Agreement, may not be enforced in or by any such court.



                                      55.

         9.6 DISCLOSURE SCHEDULE.

         (a) The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty, except to the extent that it would be readily apparent to a reader reviewing such information that such information also reflects an exception to such other representation or warranty.

         (b) For purposes of this Agreement, as of the date of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to supplement the representations and warranties to which such Company Disclosure Schedule refers.

         9.7 ASSIGNABILITY; THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights of any party under this Agreement may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect. Other than Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Company Employee or stockholder of the Company or any other Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received upon receipt at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):



                                      56.

         if to Parent or Acquisition Sub:

                  Gilead Sciences, Inc.
                  333 Lakeside Drive
                  Foster City, CA  94404
                  Attention:  General Counsel
                  Facsimile:  650-522-5537

                  with a copy to:

                         Robert L. Jones, Jr.
                         Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA  94306
                         Facsimile:  650-849-7400

         if to the Company:

                  Triangle Pharmaceuticals, Inc.
                  4 University Place
                  4611 University Drive
                  Durham, NC  27707
                  Attention: General Counsel
                  Facsimile:  919-493-5925

                  with a copy to:

                         Gerald F. Roach
                         Smith, Anderson, Blount, Dorsett, Mitchell &
                           Jernigan, L.L.P.
                         2500 First Union Capitol Center
                         Raleigh, NC 27601
                         Facsimile: 919-821-6800



         9.9 COOPERATION. Each party to this Agreement agrees to cooperate with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

         9.10 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is


                                      57.

determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         9.11 ENFORCEMENT. The parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. It is accordingly agreed by the parties to this Agreement that they each shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which each party is entitled at law or in equity.

         9.12 CONSTRUCTION.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Annexes or Schedules to this Agreement.

         (e) For purposes of Section 3, a matter will be deemed to be "expressly set forth in the factual disclosures contained in" a Company SEC Document only if such matter: (i) is historical in nature and relates specifically to the Company; (ii) is specifically disclosed in reasonable detail in such Company SEC Document; and (iii) does not appear only as part of any forward-looking or cautionary statement or general disclaimer, or only as part of any general description of applicable Legal Requirements or general industry or other conditions. Without limiting the generality of the foregoing, for purposes of
Section 3, except as set forth in the introduction to Section 3, no matter incorporated by reference in any Company SEC Document shall (solely by virtue of such incorporation by reference) be deemed to be "contained" in such Company SEC Document.

         (f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.




                                      58.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                                   GILEAD SCIENCES, INC.

                                   By: /s/ John C. Martin
                                       -----------------------------------------

                                   Printed Name: JOHN C. MARTIN
                                                 -------------------------------

                                   Title: Chief Executive Officer
                                          --------------------------------------



                                   SIMBOLO ACQUISITION SUB, INC.

                                   By: /s/ John F. Milligan
                                       -----------------------------------------

                                   Printed Name: John F. Milligan
                                                 -------------------------------

                                   Title: President
                                          --------------------------------------



                                   TRIANGLE PHARMACEUTICALS, INC.

                                   By: /s/ Daniel G. Welch
                                       -----------------------------------------

                                   Printed Name: Daniel G. Welch
                                                 -------------------------------

                                   Title: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                          --------------------------------------





                                      59.

                                     ANNEX I

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Annex I):

         ABBOTT. "Abbott" shall mean Abbott Laboratories, an Illinois corporation.

         ABBOTT AGREEMENT. "Abbott Agreement" shall mean that certain Supply and Manufacturing Agreement, dated as of July 30, 2002, between the Company and Abbott.

         ACCEPTANCE DATE. "Acceptance Date" shall mean the first date on which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

         ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

         ACQUIRED CORPORATION PATENT RIGHT. "Acquired Corporation Patent Right" shall mean any Patent Right within the Company IP that includes any claim covering a Company Pharmaceutical Product or its method of therapeutic use or manufacture.

         ACQUIRED CORPORATION TRADE SECRETS. "Acquired Corporation Trade Secrets" shall mean all present trade secret and similar rights, which exist under the laws of any jurisdiction in the world, that are owned by, licensed to or controlled by any Acquired Corporation and are material to the Company.

         ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating any Acquisition Transaction.

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

                  (a) (i) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation, (ii) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer, transaction involving the issuance or acquisition of securities or other similar transaction in which a Person or "group" (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) the issuance by any of the Acquired Corporations (in connection


                                       1.

         with a merger or otherwise) of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

                  (b) any (i) sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations or (ii) any license, sublicense or assignment of, or any grant of any marketing, distribution, co-promotion or other right with respect to, any Company Pharmaceutical Product or any related Intellectual Property or Intellectual Property Right material to any Company Pharmaceutical Product; or

                  (c) any liquidation or dissolution of any of the Acquired Corporations.

         ADJUSTED OUTSTANDING SHARE NUMBER. "Adjusted Outstanding Share Number" shall mean the sum of: (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, PLUS (ii) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Company Common Stock issuable upon the exercise of any outstanding option (or portion thereof) that is vested or is expected to become vested (other than by reason of the Merger) on or before June 1, 2003, or any warrant or other right to acquire capital stock of the Company, or upon the conversion of any convertible security.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Annex I is attached, as it may be amended from time to time.

         AMDOXOVIR. "Amdoxovir" shall mean (i) (beta)-D-Dioxolanyl purines of the formula set forth below wherein R is OH, Cl, NH2, or H, and X is H, alkyl, acyl, monophosphate, diphosphate or triphosphate; (ii) all 5' alkylated and acylated and N6 acylated derivatives thereof; (iii) any salts, esters, racemic mixtures and purified enantiomers of any of the foregoing; and (iv) any and all polymorphs, hydrates and solvates of any of the foregoing.


                               [GRAPHIC OMITTED]


         BULK EMTRICITABINE. "Bulk Emtricitabine" shall mean the bulk form of Emtricitabine, suitable for formulating into Finished Emtricitabine, as set forth in filings made by the Company with Governmental Bodies for Coviracil or for Emtricitabine, as such filings may be amended from time to time.

CLEVUDINE. "Clevudine" shall mean the compound known as L-FMAU, with the chemical name 2'-flouro-5-methyl-(beta)-L-arabinofuranosyluracil, including any salts and esters thereof.

         COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         COMPANY AFFILIATE. "Company Affiliate" shall mean any Person under common control with any of the Acquired Corporations within the meaning of any of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations issued thereunder.

         COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

         COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

         COMPANY EMPLOYEE. "Company Employee" shall mean any current or former employee or director of any of the Acquired Corporations or any Company Affiliate.

         COMPANY EMPLOYEE AGREEMENT. "Company Employee Agreement" shall mean any agreement establishing a fixed term of employment between any of the Acquired Corporations or any Company Affiliate and any Company Employee.

         COMPANY EMPLOYEE PLAN. "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement (other than a Company Employee Agreement) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (whether written, unwritten or otherwise, and whether funded or unfunded), including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Employee, or with respect to which any of the Acquired Corporations or any Company Affiliate has or may in the future have any liability or obligation.

         COMPANY IP. "Company IP" shall mean all Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

         COMPANY IP CONTRACT. "Company IP Contract" shall mean any Contract to which any of the Acquired Corporations is or was a party, or by which any of the Acquired Corporations is or was bound, that (i) contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or (ii) otherwise relates to any Company IP or any Intellectual Property developed by, with or for any of the Acquired Corporations.

         COMPANY PARTNER. "Company Partner" shall mean any manufacturer of any Company Pharmaceutical Product.

         COMPANY PHARMACEUTICAL PRODUCT. "Company Pharmaceutical Product" shall mean any product of the Company containing Amdoxovir, Clevudine or Emtricitabine.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         COVIRACIL. "Coviracil" shall mean Finished Emtricitabine in either (i) a packaged form as 30 200mg Emtricitabine capsules per bottle or (ii) a liquid form as 10mg/mL Emtricitabine solution in a 170 mL bottle, in each case as set forth in filings made by the Company with Governmental Bodies for Coviracil, as such filings may be amended from time to time.

         EMTRICITABINE. "Emtricitabine" shall have the meaning set forth in
Part 3.8 of the Company Disclosure Schedule.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         FINISHED EMTRICITABINE. "Finished Emtricitabine" shall mean a finished pharmaceutical formulation containing Emtricitabine as an active ingredient.

         FMLA. "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

         FOREIGN PLAN. "Foreign Plan" shall mean any: (i) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) Company Employee Plan maintained or contributed to by any of the Acquired Corporations or any Company Affiliate that is not subject to United States law; or (iii) Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

         HIPAA. "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

         HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         INTELLECTUAL PROPERTY. "Intellectual Property" shall mean algorithms, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

         INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean all past and present rights of the following types, which exist or have been created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(i)" through "(v)" above.

         IRS. "IRS" shall mean the United States Internal Revenue Service.

         KNOWLEDGE. The Company shall be deemed to have "Knowledge" of any fact or other matter if such fact or other matter is within the knowledge of any member of the Company's board of directors or any officer of the Company with the title of executive vice president or in a more senior position; and with respect to the representations and warranties in Section 3.14 of the Agreement, the Company shall also be deemed to have "Knowledge" of any fact or other matter if such fact or other matter is within the knowledge of any employee in a clinical or regulatory department with the title of senior director or in a more senior position.

         LAMIVUDINE. "Lamivudine" shall mean lamivudine (2R,cis)-4-amino-1- (2-hydroxymethyl-1,3-oxathiolan-5-yl)-(1H)-pyrimidin-2-one.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

         PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

         PATENT RIGHT. "Patent Right" shall mean (a) any patent or patent application or (b) any continuation, continuation-in-part, divisional, re-examination, extension, reissue or foreign counterpart of any patent or patent application.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROXY STATEMENT. "Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

         REGISTERED IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

         SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire (or otherwise enter into a transaction which would result in such third party becoming the holder of) at least a majority of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its good faith judgment (after taking into account the price and consideration offered and the likelihood that the proposed acquisition will ultimately be consummated and after taking into account the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the terms of the Offer and the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer or (if required by applicable law) vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Offer Documents the Company Board Recommendation; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract contemplating any Acquisition Transaction; or (v) any Acquisition Proposal shall have resulted directly or indirectly from any of the Acquired Corporations or any Representative of any of the Acquired Corporations having breached, or having taken any action with the intent of circumventing, any of the provisions set forth in Section 5.3.

         UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2002, included in the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as filed with the SEC prior to the date of this Agreement.

         WARBURG. "Warburg" shall mean the Warburg Pincus Private Equity Fund VIII, L.P.

         YUHAN. "Yuhan" shall mean Yuhan Corporation.

                                    ANNEX II
                             CONDITIONS OF THE OFFER

         Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex II is attached (the "Agreement"). Notwithstanding any other provision of the Offer or the Agreement, Acquisition Sub shall not be required to accept for payment, or (subject to any applicable rule or regulation of the SEC) pay for, and may delay the acceptance of payment of, or (subject to any applicable rule or regulation of the SEC) the payment for, any tendered shares of Company Common Stock, and (subject to Section 1.1(c)(ii) of the Agreement) may terminate the Offer on any scheduled expiration date and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied by midnight, U.S. Eastern Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not have been satisfied:

                  (a) the waiting period applicable to the purchase of or payment for shares of Company Common Stock pursuant to the Offer under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not to consummate the Offer for any period of time, which agreement has been entered into consistent with Parent's obligations under Sections 6.2 and 6.6;

                  (b) each of the representations and warranties of the Company contained in the Agreement shall have been accurate in all respects as of the date of the Agreement (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); PROVIDED, HOWEVER, that (i) for avoidance of doubt, this clause "(b)" does not require any of the Company's representations and warranties contained in the Agreement to be accurate as of a date subsequent to the date of the Agreement, (ii) for purposes of determining the accuracy of such representations and warranties as of the date of the Agreement (or any applicable earlier date), (A) all materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded, and (iii) the inaccuracies in such representations and warranties shall be disregarded for purposes of this clause "(b)" if all such inaccuracies and the circumstances and events underlying such inaccuracies, considered collectively:

                           (x) do not have a material and adverse effect on the
                  intrinsic value of the Acquired Corporations taken as a whole, as compared to the intrinsic value of the Acquired Corporations taken as a whole as of the date of the Agreement assuming the accuracy as of the date of the Agreement of such representations and warranties;

                           (y) do not have a material and adverse effect on the
                  financial condition of the Acquired Corporations taken as a whole, as compared to the financial condition of the Acquired Corporations taken as a whole as of the date of the Agreement assuming the accuracy as of the date of the Agreement of such representations and warranties; and

                           (z) do not have a material and adverse effect on the
                  capitalization of the Company, as compared to the capitalization of the Company as of the date of the Agreement assuming the accuracy as of the date of the Agreement of such representations and warranties.

                  (c) each covenant or obligation that the Company is required to comply with or to perform at or prior to the Acceptance Date shall have been complied with and performed in all material respects;

                  (d) Parent and the Company shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in clauses "(b)" and "(c)" of this Annex II have been duly satisfied, which certificate shall be in full force and effect;

                  (e) no temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or preventing consummation of the Merger or any of the other transactions contemplated by the Agreement, shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer, the Merger or any of the other transactions contemplated by the Agreement that makes the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement, illegal; and

                  (f) there shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved (excluding any Legal Proceeding where the only involvement of any Governmental Body is that a court or other tribunal is the venue for the adjudication of such Legal Proceeding):
         (i) challenging or seeking to restrain or prohibit the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that if adversely determined could reasonably be expected to have the effect of materially and adversely affecting the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or
         (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of, hold separate or license any material asset or material right as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement.

         The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent or Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.